July 18, 1997



             Invivo Corporation
             4900 Hopyard Road, #210
             Pleasanton, CA  94588

             Gentlemen:

                       You have requested our opinion as counsel for
             Invivo Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, of up to 200,000 shares of Common Stock ("Stock") of the Company pursuant to the amendment to the Company's 1994 Stock Option Plan ("Option Plan") approved by the Company's stockholders at the 1996 Annual Meeting.

                       We have examined the Company's Registration
             Statement on Form S-8 filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"). We further have examined the certificate of incorporation, the By-Laws and the minute books of the Company, and such other documents as we deemed pertinent as a basis for the opinion hereinafter expressed.

                       Based on the foregoing examination, we are of the
             opinion that, upon issuance and sale of the Stock pursuant to the Option Plan, the Stock will be legally and validly issued and outstanding, fully paid and nonassessable.

                       We consent to the filing of this opinion as an
             exhibit to the Registration Statement.

                                           Very truly yours,

                                           HOWARD, RICE, NEMEROVSKI,
                                           CANADY, FALK & RABKIN
                                           A Professional Corporation

                                           By /s/ Daniel J. Winnike
                                           _____________________________
                                                Daniel J. Winnike